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ARTICLES OF AMENDMENT
OF
INTERWEST BANCORP, INC.

    Pursuant to RCW 23B.10.030 and RCW 23B.10.060, the following Articles of Amendment to the Articles of Incorporation of InterWest Bancorp, Inc., are submitted for filing.

    1.  The name of the corporation is: INTERWEST BANCORP, INC.

    2.  Article I of the Articles of Incorporation is deleted in its entirety and replaced with the following:

ARTICLE I.

        The name of the corporation is Pacific Northwest Bancorp (the "corporation").

    3.  The date of adoption of the above amendment was August 17, 2000.

    4.  Shareholder action on this amendment was not required, and consequently, the amendment was adopted by the Board of Directors without shareholder approval.

    5.  These Articles of Amendment will be effective at 12:01 a.m., Pacific Standard Time, on September 1, 2000.

    IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed on this 21st day of August, 2000.

INTERWEST BANCORP, INC.
By:	Patrick M. Fahey, President/CEO

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ARTICLES OF AMENDMENT OF INTERWEST BANCORP, INC.